                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            APPLIED MATERIALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

--------------------------------------------------------------------------------
APPLIED MATERIALS

James C. Morgan
CHAIRMAN
CHIEF EXECUTIVE OFFICER

February 4, 1997
                                                                            LOGO
Dear Applied Materials Stockholder:

We cordially invite you to attend Applied Materials' 1997 Annual Meeting of Stockholders, which will be held in the Augustine Conference Center, Building 7, Applied Materials, Inc., 2727 Augustine Drive, Santa Clara, California on Wednesday, March 19, 1997 at 3:00 p.m. At the meeting, the stockholders will elect eight directors and vote on a proposal to approve an increase in the number of shares authorized for issuance under the 1995 Equity Incentive Plan (the "1995 Plan").

Stock option grants, which are made under the 1995 Plan, constitute an important element of compensation for key technical and managerial employees of the Company. Option grants are a significant part of our ability to attract, retain and motivate people whose skills and performance are critical to the Company's success. The Company's annual sales and net income for fiscal year 1996 were, respectively, 2.5 times and 2.7 times those of fiscal year 1994; and the number of employees grew 76% from the end of fiscal 1994 to the end of fiscal 1996. This growth in employment, combined with the extension of stock option grants to a larger segment of the employee population, required the utilization of a greater number of shares than had been expected when the 1995 Plan was first approved. Please note that it is the Company's practice to grant options at fair market value on the date of grant and for a term not longer than 7 years. No restricted stock has been or is expected to be issued under the 1995 Plan. The Company is requesting that an additional 6,000,000 shares be authorized for issuance under the 1995 Plan.

You will also note in the Proxy Statement that James W. Bagley resigned as Vice-Chairman and member of the Board of Directors of the Company effective May 1996. During his 15 year tenure, Mr. Bagley made significant and valuable contributions to the Company. Fortunately, there is a strong management team in place under the leadership of Dan Maydan, President, to provide the vision, skill and energy to lead the Company to continued success.

I urge you to review the proxy materials carefully, to vote FOR the director nominees and to vote FOR the proposal to authorize additional shares for the 1995 Plan.

Sincerely,

/s/ James C. Morgan

James C. Morgan

3050 Bowers Avenue                      Mailing Address:
Santa Clara, California 95054           Applied Materials, Inc.
Phone: (408) 727-5555                   P.O. Box 58039
FAX: (408) 496-6421                     Santa Clara, California 95052
Telex: 34-6332

                            APPLIED MATERIALS, INC.
                               3050 BOWERS AVENUE
                         SANTA CLARA, CALIFORNIA 95054

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           WEDNESDAY, MARCH 19, 1997
                                   3:00 P.M.

To the Stockholders:

     The Annual Meeting of Stockholders of Applied Materials, Inc. will be held in the Augustine Conference Center, Building 7, Applied Materials, Inc., 2727 Augustine Drive, Santa Clara, California on Wednesday, March 19, 1997 at 3:00 p.m. for the following reasons:

     1. To elect eight directors to serve for a one-year term and until their successors have been elected.

     2. To approve the adoption of an amendment to the 1995 Equity Incentive Plan to increase the number of shares issuable thereunder by 6,000,000 shares.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on Thursday, January 23, 1997 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          Donald A. Slichter
                                          Secretary

Santa Clara, California
February 4, 1997

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                            APPLIED MATERIALS, INC.
                               3050 BOWERS AVENUE
                         SANTA CLARA, CALIFORNIA 95054

                                PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Applied Materials, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at 3:00 p.m. on March 19, 1997, and at any adjournment or postponement thereof (the "Annual Meeting" or "Meeting"), for the reasons set forth in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on January 23, 1997 are entitled to notice of and to vote at the Annual Meeting. On that date, the Company had outstanding 181,086,654 shares of Common Stock. Holders of Common Stock are entitled to one vote for each share held.

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the eight directors proposed by the Board unless the authority to vote for the election of directors (or for any one or more nominees) is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of the amendment to the 1995 Equity Incentive Plan (the "1995 Plan"). Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy or by attendance at the Meeting and voting in person. Votes will be tabulated by the inspector of elections of the Meeting, and results will be announced by the inspector of elections at the conclusion of the Meeting.

     A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is present, (i) a plurality vote of the shares present, in person or by proxy, at the Meeting and entitled to vote is required for the election of directors, and (ii) the affirmative vote of the majority of the shares present, in person or by proxy, at the Meeting and entitled to vote is required for the adoption of the amendment to the 1995 Plan. Abstentions are considered shares present and entitled to vote, and therefore have the same legal effect as a vote against a matter presented at the Meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes.

     The expense of soliciting proxies in the enclosed form will be paid by the Company. Following the original mailing of the proxies and soliciting materials, employees of the Company may solicit proxies by mail, telephone, facsimile transmission and personal interviews. The Company will request brokers, custodians, nominees and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company's Common Stock and to request authority for the exercise of proxies; in such cases, the Company will reimburse such holders for their reasonable expenses. Proxies will also be solicited on behalf of management by the firm of Skinner & Co., whose fee ($5,000) and expenses (estimated to be $8,000) will be borne by the Company.

     This Proxy Statement was first mailed to stockholders on or about February 4, 1997.

                        ITEM 1 -- ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting of Stockholders, a Board of eight directors will be elected, each to hold office until his successor is elected and qualified, or until his death, resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the eight nominees (recommended by the Board of Directors) who are named in the following table, unless the proxy is marked in such a manner as to withhold authority so to vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. All of the nominees were elected directors by a vote of the stockholders at the last Annual Meeting of Stockholders which was held on March 14, 1996. The Company has no reason to believe that the nominees for election will not be available to serve their prescribed terms. However, if any nominee for any reason is unable to serve or will not serve, the proxy may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine.

     Mr. George B. Farnsworth, who has served on the Board of Directors since 1974, has advised the Board that, for personal reasons, he will not be a candidate for reelection to the Board and that he will retire as a director immediately after the conclusion of the 1997 Annual Meeting of Stockholders. Because the Company is not, at the time of mailing this Proxy Statement, nominating a person to succeed Mr. Farnsworth on the Board of Directors, fewer nominees (8) are being nominated for the office of director than the number of directors authorized in the Company's Bylaws (9). However, proxies cannot be voted for a greater number of persons than the number set forth in the table below.

     The following table sets forth certain information concerning the nominees which is based on data furnished by them:

                                                                                              DIRECTOR
       NAME OF NOMINEE          AGE                    PRINCIPAL OCCUPATION                    SINCE
------------------------------  ---   ------------------------------------------------------  --------
James C. Morgan...............  58    Chairman of the Board and Chief Executive Officer         1977
                                        of the Company
Dan Maydan....................  61    President of the Company and Chairman of Applied          1992
                                        Komatsu Technology, Inc.
Michael H. Armacost*..........  59    President of The Brookings Institution                    1993
Herbert M. Dwight, Jr.**......  66    President, Chairman and Chief Executive Officer           1981
                                        of Optical Coating Laboratory, Inc.
Philip V. Gerdine*............  57    Executive Director (Overseas Acquisitions)                1976
                                        of Siemens AG
Tsuyoshi Kawanishi............  67    Senior Adviser to Toshiba Corporation                     1994
Paul R. Low*..................  63    Chief Executive Officer of P.R.L. Associates              1992
Alfred J. Stein**.............  64    Chairman and Chief Executive Officer of VLSI              1981
                                        Technology, Inc.

---------------

 *  Member of Audit Committee

**  Member of Stock Option and Compensation Committee

     There is no family relationship between any of the foregoing nominees or between any of such nominees and any of the Company's executive officers. The Company's executive officers serve at the discretion of the Board of Directors.

     James C. Morgan has been Chairman of the Board of the Company since 1987 and Chief Executive Officer of the Company since February 1977.

     Dan Maydan has been President of the Company since December 1993 and a Chairman of Applied Komatsu Technology, Inc. (formerly Applied Display Technology, Inc.) since December 1991. From 1990 to

December 1993, he was Executive Vice President of the Company. During 1989 and 1990, Dr. Maydan was a Group Vice President of the Company. Dr. Maydan is a director of Electronics for Imaging, Inc.

     Michael H. Armacost has been President of The Brookings Institution, a nonpartisan public policy research organization, since October 1995. From September 1993 through September 1995, he was a Distinguished Senior Fellow and Visiting Professor at the Asia/Pacific Research Center, Stanford University. From 1989 to 1993, he was the U.S. Ambassador to Japan. Mr. Armacost is a director of TRW, Inc., AFLAC Incorporated and Cargill, Incorporated.

     Herbert M. Dwight, Jr. has been President, Chairman and Chief Executive Officer of Optical Coating Laboratory, Inc., a manufacturer of optical thin films and components, since August 1991. Mr. Dwight is a director of Applied Magnetics Corporation and Optical Coating Laboratory, Inc.

     Philip V. Gerdine has been Executive Director (Overseas Acquisitions) of Siemens AG, Munich, Germany, a manufacturer of electrical and electronic products, since October 1990.

     Tsuyoshi Kawanishi has been Chairman of the Management Board of the Institute of Microelectronics since June 1996 and Senior Adviser to Toshiba Corporation, a manufacturer of electrical and electronic products, since June 1994. From June 1990 to June 1994, he was Senior Executive Vice President and a member of the Board of Directors of Toshiba Corporation. Mr. Kawanishi is a director of Chartered Semiconductor Manufacturing Ltd. and Asyst Technologies, Inc.

     Paul R. Low has been Chief Executive Officer of P.R.L. Associates, a consulting firm, since July 1992. From July 1990 to July 1992, Dr. Low was a Vice President and General Manager of Technical Products of International Business Machines Corporation. Dr. Low is a director of Network Computing Devices, Inc., Number Nine Visual Technology Corporation, Solectron Corporation, Veeco Instruments Inc., VLSI Technology, Inc., Integrated Packaging Assembly Corporation and Xionics Document Technologies, Inc.

     Alfred J. Stein has been Chairman and Chief Executive Officer of VLSI Technology, Inc., a manufacturer of semiconductor devices, since March 1982. Mr. Stein is a director of Tandy Corporation.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors met six times during fiscal 1996. Standing committees of the Board include an Audit Committee, which met three times during such fiscal year, and a Stock Option and Compensation Committee, which met five times during such fiscal year. There is no nominating committee. However, potential nominees are interviewed by outside directors, who submit their recommendations to the Board.

     The Audit Committee is comprised of Messrs. Gerdine (Chairman), Low and Armacost. Messrs. Farnsworth, Kawanishi and Stein are alternate members. All members and alternate members are non-employee directors. Pursuant to the Audit Committee Charter, the Committee addresses on a regular basis matters which include, among other things, (1) making recommendations to the Board of Directors regarding engagement of independent auditors, (2) reviewing with Company financial management the plans for, and results of, the independent audit engagement, (3) reviewing the adequacy of the Company's system of internal accounting controls, (4) monitoring the Company's internal audit program to assure that areas of potential risk are adequately covered and (5) reviewing legal and regulatory matters that may have a material impact on the Company's financial statements.

     The Stock Option and Compensation Committee is comprised of Messrs. Dwight (Chairman), Farnsworth and Stein. Messrs. Armacost and Low are alternate members. All members and alternate members are non-employee directors. The Committee's primary functions are to determine remuneration policies applicable to the Company's executive officers and to determine the bases of the compensation of the Chief Executive Officer, including the factors and criteria on which such compensation is to be based. The Committee also administers the Company's 1995 Equity Incentive Plan and Senior Executive Bonus Plan.

     No incumbent director during fiscal 1996 attended fewer than seventy-five percent (75%) of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

COMPENSATION OF DIRECTORS

     Directors who are officers of the Company do not receive any additional compensation for serving as directors. Directors who are not officers of the Company each receive a quarterly retainer of $3,000, a fee of $2,000 for each Board meeting attended and a fee of $500 for each committee meeting attended if the committee meets on a day other than the day the Board meets. Mr. Kawanishi receives an additional $1,200 for each Board meeting. Directors are reimbursed for out-of-pocket costs incurred in connection with attending meetings, and directors who are not residents of California are reimbursed for the costs of preparing California tax returns. Mr. Kawanishi is also reimbursed for the costs of preparing a U.S. federal tax return. In August 1996, the Board voted to accept a 10% reduction in fees in support of the Company's cost-reduction programs during the current semiconductor equipment industry downturn.

     Directors who are not officers of the Company participate in one compensation plan, the 1995 Equity Incentive Plan (the "1995 Plan"), which was approved by the Company's stockholders at the 1995 Annual Meeting of Stockholders. Under the 1995 Plan, options to purchase 20,000 shares of the Company's Common Stock are automatically granted to each non-employee director on the date such director is for the first time elected or appointed to the Board of Directors. Thereafter, each such director is automatically granted options to purchase 6,000 shares on the last business day of each fiscal year, provided that such automatic option grants are made only if the director was on the Board of Directors for the entire fiscal year then ending (including the last business day of the fiscal year) and was not an employee of the Company or any affiliate for any part of the fiscal year then ending. The exercise price for all options granted under the 1995 Plan is 100% of the fair market value of the shares on the grant date, and all options become exercisable over a four-year period. The options expire no later than five years after the date of grant (up to six years in the event of the director's death).

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains certain information regarding beneficial ownership of the Company's Common Stock as of November 1, 1996 by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's current directors, (iii) the Chief Executive Officer and each of the Company's five other most highly compensated executive officers (the six officers shall be referred to as the "Named Executive Officers"), and (iv) all directors and executive officers as a group. Mr. Bagley is included as an executive officer of the Company even though he was not an executive officer at the end of the fiscal year because his level of compensation for the fiscal year placed him among the top five highest paid executive officers of the Company for such year.

                                                                      SHARES BENEFICIALLY
                                                                             OWNED
                                                                   -------------------------
               DIRECTORS, OFFICERS AND 5% STOCKHOLDERS              NUMBER           PERCENT
    -------------------------------------------------------------  ---------         -------
    PRINCIPAL STOCKHOLDERS:
    Equitable Life Assurance Society of the United States (parent corporation of Alliance Capital Management L.P.)
      1345 Avenue of the Americas
      New York, NY 10105.........................................  9,062,300(1)        5.03%

    NON-EMPLOYEE DIRECTORS:
    Michael H. Armacost..........................................     26,500(2)           *
    Herbert M. Dwight, Jr........................................    142,492(3)           *
    George B. Farnsworth.........................................    148,500(4)           *
    Philip V. Gerdine............................................     94,500(5)           *
    Tsuyoshi Kawanishi...........................................     23,000(6)           *
    Paul R. Low..................................................     34,500(7)           *
    Alfred J. Stein..............................................     58,500(8)           *

    NAMED EXECUTIVE OFFICERS:
    James C. Morgan..............................................    824,102(9)           *
    Dan Maydan...................................................    353,453(10)          *
    James W. Bagley..............................................    177,078              *
    Sasson Somekh................................................    479,691(11)          *
    Gerald F. Taylor.............................................    221,701(12)          *
    David N.K. Wang..............................................    372,948(13)          *

    ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (14
      PERSONS)...................................................  2,987,413(14)       1.66%

---------------
 *   Less than 1%

(1) These shares are held by Equitable Life Assurance Society of the United States ("Equitable"), parent corporation of Alliance Capital Management L.P., with respect to which Equitable has sole voting authority for 5,822,750 shares, shared voting authority for 279,200 shares and non-voting authority for 2,960,350 shares.

(2) Includes options to purchase 22,300 shares of Common Stock exercisable by Mr. Armacost within 60 days of November 1, 1996.

(3) Includes options to purchase 40,500 shares of Common Stock exercisable by Mr. Dwight within 60 days of November 1, 1996.

(4) Includes options to purchase 40,500 shares of Common Stock exercisable by Mr. Farnsworth within 60 days of November 1, 1996.

 (5) Includes options to purchase 40,500 shares of Common Stock exercisable by Dr. Gerdine within 60 days of November 1, 1996.

 (6) Includes options to purchase 23,000 shares of Common Stock exercisable by Mr. Kawanishi within 60 days of November 1, 1996.

 (7) Includes options to purchase 34,500 shares of Common Stock exercisable by Dr. Low within 60 days of November 1, 1996.

 (8) Includes options to purchase 40,500 shares of Common Stock exercisable by Mr. Stein within 60 days of November 1, 1996.

 (9) Includes options to purchase 144,000 shares of Common Stock exercisable by Mr. Morgan within 60 days of November 1, 1996.

(10) Includes options to purchase 100,000 shares of Common Stock exercisable by Dr. Maydan within 60 days of November 1, 1996.

(11) Includes options to purchase 136,000 shares of Common Stock exercisable by Dr. Somekh within 60 days of November 1, 1996.

(12) Includes options to purchase 176,000 shares of Common Stock exercisable by Mr. Taylor within 60 days of November 1, 1996.

(13) Includes options to purchase 237,150 shares of Common Stock exercisable by Dr. Wang within 60 days of November 1, 1996.

(14) Includes options to purchase 1,034,950 shares of Common Stock exercisable by directors and executive officers within 60 days of November 1, 1996.

EXECUTIVE COMPENSATION

     The following table contains information concerning compensation paid to the Named Executive Officers for services rendered to the Company and its subsidiaries in all capacities during the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                              -------------------------------
                                                 ANNUAL COMPENSATION                  AWARDS
                                          ----------------------------------  ----------------------  PAYOUTS
                                                                   OTHER      RESTRICTED  SECURITIES  -------
                                                                   ANNUAL       STOCK     UNDERLYING   LTIP       ALL OTHER
            NAME AND              FISCAL   SALARY     BONUS     COMPENSATION    AWARDS     OPTIONS    PAYOUTS  COMPENSATION(1)
       PRINCIPAL POSITION          YEAR     ($)        ($)          ($)          ($)         (#)        ($)          ($)
--------------------------------- ------  --------  ----------  ------------  ----------  ----------  -------  ---------------
James C. Morgan..................  1996   $645,136  $  919,215       $0           $0         70,000     $ 0        $ 6,750
  Chairman of the Board and        1995    546,033   1,141,793        0            0        144,000       0         11,637
  Chief Executive Officer          1994    520,309     763,000        0            0        288,000       0          6,930
Dan Maydan.......................  1996    476,586     683,144        0            0         55,000       0          4,457
  President of the Company and     1995    377,308     788,955        0            0        100,000       0         12,084
  Chairman of Applied Komatsu      1994    359,520     527,000        0            0        200,000       0          6,930
  Technology, Inc.
James W. Bagley(2)...............  1996    338,485     471,425        0            0              0       0          5,405
  Vice-Chairman of the Board and   1995    439,160     918,256        0            0        116,000       0         11,398
  Chief Operating Officer          1994    418,448     613,000        0            0        232,000       0          7,392
Sasson Somekh....................  1996    322,596     459,608        0            0         35,000       0          3,562
  Senior Vice President            1995    272,308     464,063        0            0         56,000       0          4,009
                                   1994    239,520     251,000        0            0        112,000       0          3,465
Gerald F. Taylor.................  1996    322,981     459,608        0            0         35,000       0          6,750
  Senior Vice President and        1995    293,463     398,250        0            0         72,000       0         10,436
  Chief Financial Officer          1994    274,909     142,560        0            0        144,000       0          6,930
David N.K. Wang..................  1996    322,596     459,608        0            0         35,000       0          3,562
  Senior Vice President            1995    272,308     464,063        0            0         56,000       0          4,009
                                   1994    239,520     251,000        0            0        112,000       0          3,465

---------------
(1) Amounts consist of matching contributions made by the Company under the Employee Savings and Retirement Plan, a "401(k)" plan providing for broad-based employee participation.

(2) Pursuant to the terms of an employment agreement and an amendment thereto, Mr. Bagley resigned as Chief Operating Officer of the Company at the end of fiscal 1995, as Vice-Chairman and member of the Board of Directors in May 1996, and as an employee in January 1997.

     The following table contains information concerning the grant of stock options to the Named Executive Officers during fiscal 1996 under the Company's 1995 Equity Incentive Plan:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS(1)
                      -----------------------------------------------------        POTENTIAL REALIZABLE VALUE
                      NUMBER OF     % OF TOTAL                                       AT ASSUMED ANNUAL RATES
                      SECURITIES     OPTIONS                                       OF STOCK PRICE APPRECIATION
                      UNDERLYING    GRANTED TO                                           FOR OPTION TERM
                       OPTIONS     EMPLOYEES IN     EXERCISE     EXPIRATION       -----------------------------
        NAME          GRANTED(#)   FISCAL YEAR    PRICE($/SH)       DATE              5%                10%
--------------------  ----------   ------------   ------------   ----------       ----------         ----------
James C. Morgan.....    70,000         0.83%          37.00        1/31/03        $1,054,390         $2,457,177
Dan Maydan..........    55,000         0.65%          37.00        1/31/03           828,449          1,930,639
James W. Bagley.....         0         0.00%            N/A            N/A                 0                  0
Sasson Somekh.......    35,000         0.41%          37.00        1/31/03           527,195          1,228,589
Gerald F. Taylor....    35,000         0.41%          37.00        1/31/03           527,195          1,228,589
David N.K. Wang.....    35,000         0.41%          37.00        1/31/03           527,195          1,228,589

---------------
(1) The options in this table were granted in January 1996 and have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. For each grant, 100% of the options become exercisable on January 31, 1999.

     The Company has not granted any stock appreciation rights.

     The following table contains information concerning (i) the exercise of options by the Named Executive Officers during fiscal 1996 and (ii) unexercised options held by the Named Executive Officers as of the end of fiscal 1996:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                               VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED             IN-THE-MONEY OPTIONS
                          SHARES                             OPTIONS AT FY-END(#)                  AT FY-END($)
                         ACQUIRED           VALUE        -----------------------------     -----------------------------
        NAME          ON EXERCISE(#)     REALIZED($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
--------------------  --------------     -----------     -----------     -------------     -----------     -------------
James C. Morgan.....            0                 0        144,000          358,000        $ 1,296,000      $ 2,124,000
Dan Maydan..........            0                 0        100,000          255,000            900,000        1,475,000
James W. Bagley.....      276,000         5,347,882              0                0                  0                0
Sasson Somekh.......            0                 0        136,000          147,000          2,366,500          826,000
Gerald F. Taylor....            0                 0        176,000          179,000          3,069,250        1,062,000
David N.K. Wang.....            0                 0        237,150          147,000          4,695,289          826,000

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, this Report shall not be incorporated by reference into any such filings.

     Compensation Philosophy. The Stock Option and Compensation Committee (the "Committee") has two principal objectives in determining executive compensation policies: (1) to attract, reward and retain key executive talent and (2) to motivate executive officers to perform to the best of their abilities and to achieve short-term and long-term corporate objectives that will contribute to the overall goal of enhancing stockholder value. In furtherance of these objectives, the Committee has adopted the following overriding policies:

        - The Company will compensate competitively with the practices of other leading companies in related fields;

        - Performance at the corporate, business unit and individual executive officer level will determine a significant portion of compensation;

        - The attainment of realizable but challenging objectives will determine performance-based compensation; and

        - The Company will encourage executive officers to hold substantial, long-term equity stakes in the Company so that the interests of executive officers will coincide with the interests of stockholders -- accordingly, stock or stock options will constitute a significant portion of compensation.

The Committee's specific executive compensation policies discussed below are designed to achieve the Committee's objectives through the implementation of the foregoing policies. In the following discussion, terms such as "generally," "typically" or "approximately" indicate that, while the Committee's analysis is based primarily on quantitative factors, in years with unusually strong or weak financial results the Committee complements its quantitative analysis with a subjective analysis which takes into account efforts expended and non-quantifiable results achieved by the executive. The Committee's compensation decisions in fiscal 1996 reflected the fact that the Company achieved strong results in all geographic markets and across all product lines.

     Elements of Executive Compensation. The elements of the Company's compensation of executive officers are: (1) annual cash compensation in the form of base salary and incentive bonuses, (2) long-term incentive compensation in the form of stock options granted under the Company's 1995 Equity Incentive Plan and (3) other compensation and employee benefits generally available to all employees of the Company, such as health insurance and employer matching contributions under the Company's Employee Savings and Retirement Plan, a "401(k)" plan.

     Total Annual Compensation. Each executive officer's target total annual compensation (i.e. salary plus bonus) is determined after a review of independent survey data regarding similarly situated executives at a group of approximately twenty companies. To construct the survey group, the Company chose companies which are in the electronics industry and either (1) have revenues comparable to the Company's revenues or (2) compete with the Company for executive talent irrespective of revenue. Companies are included in the latter group if their executives have skills and expertise similar to the skills and expertise the Company requires of its executives. The survey group is not identical to the group of companies which comprise the Hambrecht & Quist Semiconductor Index used in the Performance Graph because the survey was constructed using criteria different from the criteria used by Hambrecht & Quist. For each executive officer, the Company seeks to establish a total target annual compensation level that is at or close to the median of compensation paid to similarly situated executives at the companies surveyed. This policy serves the Company's objectives of attracting, rewarding and retaining key executive talent.

     Bonuses. The Committee's process for determining annual bonuses is designed to motivate the Company's executive officers to perform to the best of their abilities and to enhance stockholder value through the achievement of corporate objectives. Consequently, the target bonus for an executive is related to his or her potential impact on corporate results, while the percentage of the target bonus received is determined with reference to performance-related parameters.

     The percentage of total target annual compensation allocated to salary and to bonus differs depending on whether the officer is a business unit executive or a staff executive. Given that business unit executives have more control over the performance of their business unit than staff executives have over the multiple business units they support, the target annual compensation of business unit executives has a higher bonus component than the target compensation of staff executives. Generally, target bonuses for business unit executives are on the order of 60-75% of annual salary, while target bonuses for staff executives are on the order of 40-50% of annual salary.

     The percentage of target bonus that a business unit executive (other than Mr. Morgan, Mr. Bagley, Dr. Maydan, Dr. Somekh and Dr. Wang) receives depends on performance in three categories: profitability, market share growth and customer satisfaction. The weighting of the three categories differs among business units depending on the maturity of the unit. Within each category are several parameters which are weighted roughly equally. For example, if there are three parameters in the customer satisfaction category, the weightings within such category might be 30%, 30%, and 40%. The parameters in the profitability category consist of business unit earnings per share and business unit asset management.

     The percentage of target bonus that a staff executive receives is a function of both (1) the financial performance of an individual business unit or the combined financial performance of all business units and (2) the performance of the individual and his or her business unit measured against three to five specific management-by-objective ("MBO") goals. These MBOs prescribe targeted achievements relating to the executive's and his or her unit's support of the Company's business units. Typically, the earnings per share parameter and the MBO parameter are of roughly equal weight. Within the MBO parameter, the specific goals are given different weights depending upon the individual. Examples of typical MBO goals might include controlling spending to budget, implementation of quality improvement processes, development of employees, return on invested corporate funds and internal customer satisfaction.

     For business unit and staff executive officers, the actual targets for all parameters are set from year to year at levels that take into account general business conditions and Company strategies for the year. For fiscal 1996, the Committee approved (1) the specific performance targets for Mr. Morgan, Mr. Bagley, Dr. Maydan, Dr. Somekh and Dr. Wang and (2) the philosophy behind the determination of the performance targets for the other executive officers. At the end of the fiscal year, the Committee determined, after discussions with Company management, whether each executive officer had met, exceeded or fallen below these targets.

     Bonuses paid to Mr. Morgan, Mr. Bagley, Dr. Maydan, Dr. Somekh and Dr. Wang for fiscal 1996 were determined pursuant to the Company's Senior Executive Bonus Plan (the "Bonus Plan"). Bonuses under the Bonus Plan are paid only for the achievement of performance goals that have been set in advance by the Committee. Under the Bonus Plan, the performance goals applicable to an eligible executive for any fiscal year require a targeted level of achievement using one or more of the following measures: (1) annual revenue, (2) controllable profits, (3) customer satisfaction MBOs, (4) earnings per share, (5) individual MBOs, (6) net income, (7) new orders, (8) pro forma net income, (9) return on designated assets and (10) return on sales. Each of these measures is defined in the Bonus Plan. For fiscal 1996, the performance goals applicable to Mr. Morgan, Mr. Bagley, Dr. Maydan, Dr. Somekh and Dr. Wang combined two equally weighted factors: annual revenue growth and return on sales (i.e., net profit as a percentage of sales).

     Stock Options. The Committee believes that the use of stock options as long-term compensation serves to motivate executive officers to maximize stockholder value and to remain in the Company's employ. The number of options granted to each executive is determined by the Committee, in its discretion. In making its determination, the Committee considers the executive's position at the Company, his or her individual performance, the number of options held by the executive (if any) and other factors, including an analysis of the estimated amount potentially realizable from the options. This analysis takes into account: (1) a target compensation amount equal to a specified percentage of salary earned in the year of grant, (2) an assumed rate of appreciation in the Company's stock price and (3) the number of options which, given the assumed appreciation rate, would enable the executive to receive (net of the exercise price) the target amount upon the exercise of the options on the first date that all the options are exercisable.

     Compensation of Chief Executive Officer. The Committee applies the foregoing principles and policies in determining the compensation of Mr. Morgan, the Company's Chief Executive Officer.

     During fiscal 1996, Mr. Morgan received a salary of $645,136. In addition, as described above, Mr. Morgan was eligible to receive a bonus under the Bonus Plan. The Committee believes that Mr. Morgan, as Chief Executive Officer, significantly and directly influences the Company's overall performance. Accordingly, the Committee set Mr. Morgan's fiscal 1996 target bonus at 75% of his annual salary. The actual bonus payable to Mr. Morgan was determined in accordance with a formula set by the Committee pursuant to which (1) the Company's fiscal 1996 revenue growth and return on sales are compared to preestablished performance goals based on such measures and (2) Mr. Morgan's actual bonus, relative to his target bonus, is increased or decreased according to the extent to which the Company exceeded or fell short of such performance goals. Actual performance for fiscal 1996 significantly exceeded the performance goals. Accordingly, Mr. Morgan was paid a cash bonus of $919,215, which equaled 142% of his fiscal 1996 salary.

     Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The Company generally may deduct compensation paid to such an officer only if the compensation does not exceed $1 million during any fiscal year or is "performance-based" as defined in section 162(m). The Committee's current policy is to seek a tax deduction for all of the Company's executive compensation, to the extent consistent with the best interests of the Company. To this end, the Company adopted the 1995 Equity Incentive Plan and the Bonus Plan with the intent that compensation paid under those Plans could be "performance-based" and thus fully tax deductible by the Company.

                                          Herbert M. Dwight, Jr.
                                          George B. Farnsworth
                                          Alfred J. Stein

COMPANY STOCK PERFORMANCE

     The following graph shows a five-year comparison of cumulative total return for the Company's stock, the Standard & Poor's 500 Index and the Hambrecht & Quist Semiconductor Index, which is a published industry index. The Hambrecht & Quist Semiconductor Index contains approximately 34 companies in the semiconductor and semiconductor equipment industries. Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, the graph shall not be incorporated by reference into any such filings.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG APPLIED MATERIALS, INC., THE HAMBRECHT & QUIST
                   SEMICONDUCTOR INDEX AND THE S&P 500 INDEX

        MEASUREMENT PERIOD                APPLIED         H&Q SEMICONDUC-
      (FISCAL YEAR COVERED)           MATERIALS, INC.           TOR               S&P 500
10/27/91                                           100                 100                 100
10/25/92                                           229                 146                 111
10/31/93                                           494                 257                 128
10/30/94                                           816                 327                 133
10/29/95                                          1537                 567                 166
10/27/96                                           839                 467                 205

---------------
* $100 Invested on 10/27/91 in Stock or Index -- Including Reinvestment of Dividends.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, Herbert M. Dwight, Jr., George B. Farnsworth and Alfred
J. Stein served as members of the Stock Option and Compensation Committee. None of the Committee members or Named Executive Officers have any relationships which must be disclosed under this caption.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and holders of more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such officers, directors and 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of such forms that it received, or written representations from reporting persons that no Forms 5 were required for such persons, the Company believes that, during fiscal 1996, all Section 16(a) filing requirements were satisfied on a timely basis.

LOANS TO MANAGEMENT

     Dan Maydan is a Chairman of Applied Komatsu Technology, Inc. ("AKT"), a joint venture corporation 50% owned by the Company and 50% owned by Komatsu Ltd., a Japanese corporation. Pursuant to the AKT Executive Incentive Stock Purchase Plan, in fiscal 1994 the Company loaned Dr. Maydan $185,500 to purchase shares of nonvoting convertible preferred stock of AKT. The terms of the loan call for interest at the rate of 7.16% to be paid on an annual basis, with a balloon principal payment to be paid January 31, 2004. Unpaid interest is added to the principal balance upon which interest is calculated. The loan is secured by the shares purchased. As of October 27, 1996, the outstanding principal amount of the loan was $219,574.93, which was the largest principal amount of such loan outstanding during fiscal 1996.

         ITEM 2 -- ADOPTION OF AMENDMENT TO 1995 EQUITY INCENTIVE PLAN

     The Stock Option and Compensation Committee (the "Committee") has approved an amendment to the Company's 1995 Equity Incentive Plan (the "1995 Plan") to increase the number of shares issuable thereunder by 6,000,000 shares. Adoption of the amendment is subject to the approval of a majority of the shares of the Company's Common Stock which are present in person or by proxy and entitled to vote at the Annual Meeting. The 1995 Plan previously was approved by stockholders at the 1995 Annual Meeting.

     In response to suggestions from certain of the Company's institutional stockholders, in December 1996, the Committee amended the 1995 Plan to preclude the Committee from reducing the period of restriction of restricted stock awards to less than three years without approval of the Company's stockholders, except in the event of death, disability or retirement of the holder of restricted stock or major capital change of the Company.

GENERAL

     The 1995 Plan allows the granting of stock options, stock appreciation rights ("SARs"), restricted stock awards, performance unit awards, and performance share awards (collectively, "Awards") to eligible 1995 Plan participants. While the Company has no current intention to grant Awards other than stock options, the Board of Directors believes that the ability to utilize different types of equity compensation vehicles will give the Company the flexibility needed to most effectively adapt over time to changes in the labor market and in equity compensation practices.

     The number of shares authorized to be issued pursuant to Awards granted under the 1995 Plan is 12,600,000. As of October 27, 1996, 15,282,000 shares are subject to options currently outstanding under the 1995 Plan and two now-expired stock option plans, and 6,277,000 shares remained available for any options to be granted in the future. If an Award expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares generally again will be available for grants of Awards. The number of shares available for grant under the 1995 Plan (and outstanding Awards, the formula for granting non-employee director options, and the numerical limits for individual grants) will be adjusted as appropriate to reflect any stock splits, stock dividends, recapitalizations, reorganizations or other changes to the capital structure of the Company.

PURPOSE OF THE 1995 PLAN

     The Plan is intended to attract, motivate, and retain (1) employees of the Company and its affiliates, (2) consultants who provide significant services to the Company and its affiliates, and (3) directors of the Company who are employees of neither the Company nor any affiliate ("non-employee directors"). The 1995 Plan also is designed to encourage stock ownership by participants, thereby aligning their interests with those of the Company's stockholders.

ADMINISTRATION OF THE 1995 PLAN

     The 1995 Plan is administered by the Committee. The members of the Committee must qualify as "non-employee directors" under Rule 16b-3 under the Securities Exchange Act of 1934, and as "outside directors" under section 162(m) of the Internal Revenue Code (for purposes of qualifying amounts received under the 1995 Plan as "performance-based compensation" under section 162(m)).

     Subject to the terms of the 1995 Plan, the Committee has the sole discretion to determine the employees and consultants who shall be granted Awards, the size and types of such Awards, and the terms and conditions of such Awards. The Committee may delegate its authority to grant and administer awards to a separate committee appointed by the Committee, but only the Committee may make awards to participants who are executive officers of the Company.

     The non-employee director portion of the 1995 Plan is administered by the Board of Directors (rather than by the Committee).

ELIGIBILITY TO RECEIVE AWARDS

     Employees and consultants of the Company and its affiliates (i.e. any corporation or other entity controlling, controlled by, or under common control with the Company) are eligible to be selected to receive one or more Awards. The actual number of employees and consultants who will receive Awards under the 1995 Plan cannot be determined because selection for participation in the 1995 Plan is in the discretion of the Committee. The 1995 Plan also provides for the grant of stock options to the Company's non-employee directors. Such options will be granted pursuant to an automatic nondiscretionary formula.

OPTIONS

     The Committee may grant nonqualified stock options, incentive stock options ("ISOs") (which are entitled to favorable tax treatment), or a combination thereof. The number of shares covered by each option will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted options for more than 350,000 shares.

     The exercise price of each option is set by the Committee but generally cannot be less than 100% of the fair market value of the Company's Common Stock on the date of grant. Thus, an option will have value only if the Company's Common Stock appreciates in value after the date of grant.

     The exercise price of an ISO must be at least 110% of fair market value if, on the grant date, the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. Also, the aggregate fair market value of the shares (determined on the grant date) covered by ISOs which first become exercisable by any participant during any calendar year may not exceed $100,000.

     The exercise price of each option must be paid in full at the time of exercise. The Committee also may permit payment through the tender of shares of the Company's Common Stock that are already owned by the participant, or by any other means which the Committee determines to be consistent with the 1995 Plan's purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

     Options become exercisable at the times and on the terms established by the Committee. Options expire at the times established by the Committee but generally not later than 10 years after the date of grant (13 years in the event of the optionee's death). The Committee's current practice is to grant options which expire no later than seven years after the date of grant.

NON-EMPLOYEE DIRECTOR OPTIONS

     Under the 1995 Plan, each new non-employee director automatically will receive an initial option for 20,000 shares on the date that he or she first is elected or appointed to the Board of Directors. Each such option will become exercisable as to 6,000 shares on the first anniversary of the grant date, as to an additional

5,500 shares on the second anniversary of the grant date, as to an additional 5,000 shares on the third anniversary of the grant date, and as to the remaining 3,500 shares on the fourth anniversary of the grant date. On the date the non-employee director terminates service on the Board, all unvested shares are forfeited to the Company.

     Each non-employee director who has served as a non-employee director for an entire fiscal year automatically will receive, as of the last business day of each such fiscal year, an option to purchase 6,000 shares. Each such option will become exercisable as to 1,500 shares on the first anniversary of the grant date, and as to an additional 1,500 shares on each succeeding anniversary until 100% of the shares subject to such option have become exercisable. On the date the non-employee director terminates service on the Board, all unvested shares are forfeited to the Company.

     All options granted to non-employee directors generally will have a term of five years from the date of grant. If a director terminates service on the Board prior to an option's expiration date, the period of exercisability of the option will vary depending upon the reason for the termination. An option may be exercised for up to: (a) seven months following termination of service for any reason other than death, total disability or retirement, and (b) one year following termination due to retirement or total disability, but in both cases no later than the original expiration date. In the event of death, an option may be exercised for up to one year from the date of death, regardless of the original expiration date of the option.

STOCK APPRECIATION RIGHTS

     The Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The number of shares covered by each SAR will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted SARs for more than 350,000 shares. To date, no SARs have been granted under the 1995 Plan.

     Upon exercise of an SAR, the participant will receive payment from the Company in an amount determined by multiplying: (1) the difference between (a) the fair market value of a share of Company Common Stock on the date of exercise and (b) the exercise price, times (2) the number of shares with respect to which the SAR is exercised. The per share exercise price of an SAR cannot be less than 100% of fair market value on the date of grant. Thus, an SAR will have value only if the Company's Common Stock appreciates in value after the date of grant.

     SARs are exercisable at the times and on the terms established by the Committee. Proceeds from SAR exercises may be paid in cash or shares of the Company's Common Stock, as determined by the Committee. SARs expire at the times established by the Committee, but subject to the same maximum time limits as are applicable to employee options granted under the 1995 Plan.

RESTRICTED STOCK AWARDS

     Restricted stock awards are shares of the Company's Common Stock that vest in accordance with terms established by the Committee. However, in all cases shares of restricted stock will not vest until at least three years after the date of grant unless the Company's stockholders approve an earlier vesting date or dates, or in the event of death, disability or retirement of the participant, or major capital change of the Company. The number of shares of restricted stock (if any) granted to a participant will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted more than 175,000 shares. To date, no shares of restricted stock have been granted.

     In determining the vesting schedule for each Award of restricted stock, the Committee may impose additional conditions to vesting as it determines to be appropriate. For example, the Committee may provide that restricted stock will vest only if one or more performance goals are satisfied. In order for the Award to qualify as "performance-based" compensation under section 162(m) of the Internal Revenue Code (see "Report of the Stock Option and Compensation Committee of the Board of Directors -- Tax Deductibility of Executive Compensation"), it must use one or more of the following measures in setting the performance goals: (1) annual revenue, (2) controllable profits, (3) customer satisfaction management by objectives,

(4) earnings per share, (5) individual management by objectives, (6) net income,
(7) new orders, (8) pro forma net income, (9) return on designated assets and
(10) return on sales. These performance measures are defined in the 1995 Plan and are the same measures that are used in setting performance goals under the Company's Senior Executive Bonus Plan. The Committee may apply the performance measures on a corporate or business unit basis, as deemed appropriate in light of the participant's specific responsibilities.

PERFORMANCE UNIT AWARDS AND PERFORMANCE SHARE AWARDS

     Performance unit awards and performance share awards are amounts credited to a bookkeeping account established for the participant. A performance unit has an initial value that is established by the Committee at the time of its grant. A performance share has an initial value equal to the fair market value of a share of the Company's Common Stock on the date of grant. The number of performance units/shares (if any) granted to a participant will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted more than 175,000 performance shares or performance units having an initial value greater than $3 million. To date, no performance shares or performance units have been granted.

     Whether a performance unit/share actually will result in a payment to a participant will depend upon the extent to which performance goals established by the Committee are satisfied. The applicable performance goals will be determined by the Committee. In particular, the 1995 Plan permits the Committee to use the same performance goals as are discussed above with respect to restricted stock.

     After a performance unit/share award has vested (that is, after the applicable performance goal or goals have been achieved), the participant will be entitled to receive a payout of cash, Common Stock, or a combination thereof, as determined by the Committee. Unvested performance units/shares will be forfeited upon the earlier of the recipient's termination of employment or the date set forth in the Award agreement.

OPTIONS TO BE GRANTED TO CERTAIN INDIVIDUALS AND GROUPS

     As described above, the Committee has discretion to determine the number of Awards (if any) to be granted to any individual under the 1995 Plan. Accordingly, the actual number of Awards to be granted to any individual is not determinable. To date, only options have been granted under the 1995 Plan. The following table sets forth (a) the aggregate number of shares of the Company's Common Stock subject to options granted under the 1995 Plan during fiscal 1996, and (b) the average per share exercise price of such options.

                                                                                        AVERAGE
                                                                  NUMBER OF            PER SHARE
                 NAME OF INDIVIDUAL OR GROUP                   OPTIONS GRANTED     EXERCISE PRICE(1)
-------------------------------------------------------------  ---------------     ------------------
James C. Morgan, Chairman of the Board and
  Chief Executive Officer....................................        70,000                37.00

Dan Maydan, President........................................        55,000                37.00
Sasson Somekh, Senior Vice President.........................        35,000                37.00

Gerald F. Taylor, Senior Vice President and
  Chief Financial Officer....................................        35,000                37.00

David N.K.Wang, Senior Vice President........................        35,000                37.00
All executive officers, as a group...........................       230,000                37.00
All directors who are not executive officers, as a
  group(2)...................................................        42,000                26.75
All employees who are not executive officers, as a group.....     8,175,400                29.26

---------------
(1) All options were granted with an exercise price equal to 100% of fair market value on the date of grant. On January 23, 1997, shares of the Company's Common Stock closed at $47.00 on the Nasdaq National Market.

(2) Pursuant to the 1995 Plan's automatic, nondiscretionary formula, each non-employee director received an option for 6,000 shares.

NONTRANSFERABILITY OF AWARDS

     Awards granted under the 1995 Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. However, a participant may designate one or more beneficiaries to receive any exercisable or vested Awards following his or her death.

TAX ASPECTS

     The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to Awards granted under the 1995 Plan as of the date of this Proxy Statement. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

     A recipient of a stock option or SAR will not have taxable income on the date of grant. Upon the exercise of nonqualified options and SARs, the participant will recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

     Purchase of shares upon exercise of an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition will either be long-term capital gain or loss or ordinary income, depending upon how long the participant holds the shares. Any ordinary income recognized will be in the amount, if any, by which the lesser of (1) the fair market value of such shares on the date of exercise or (2) the amount realized from the sale, exceeds the exercise price.

     Upon receipt of restricted stock or a performance unit/share, the participant will not have taxable income unless he or she elects to be taxed. Absent such election, upon vesting the participant will recognize ordinary income equal to the fair market value of the shares or units at such time.

     The Committee may but does not currently permit participants to satisfy tax withholding requirements in connection with the exercise or receipt of an Award by: (1) electing to have the Company withhold otherwise deliverable shares, or
(2) delivering to the Company already-owned shares having a value equal to the amount required to be withheld.

     The Company generally will be entitled to a tax deduction for an Award in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. In addition, Internal Revenue Code section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. However, the Company can preserve the deductibility of certain compensation in excess of $1 million if it complies with conditions imposed by the new rules, including (1) the establishment of a maximum number of shares with respect to which Awards may be granted to any one employee during a specified time period, and (2) for restricted stock and performance units/shares, inclusion in the 1995 Plan of performance goals which must be achieved prior to payment. The 1995 Plan has been designed to permit the Committee to grant Awards which qualify as performance-based compensation.

AMENDMENT AND TERMINATION OF THE 1995 PLAN

     The Board generally may amend or terminate the 1995 Plan at any time and for any reason, but as required under Internal Revenue Code section 162(m), material amendments must be approved by stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE AMENDMENT TO THE 1995 EQUITY INCENTIVE PLAN.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of independent accountants of the Company recommended by the Audit Committee and selected by the Board of Directors for the current fiscal year is Price Waterhouse LLP. The Board of Directors expects that representatives of Price Waterhouse LLP will be present at the Annual Meeting of Stockholders, will be given an opportunity to make a statement at such meeting if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not intend to bring any other business before the Annual Meeting of Stockholders and, as far as is known to the Board of Directors, no matters are to be brought before the Meeting except as specified in the Notice of Annual Meeting of Stockholders. However, as to any other business that may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                  STOCKHOLDER PROPOSALS -- 1998 ANNUAL MEETING

     Stockholders are entitled to present proposals for action at a forthcoming stockholders' meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received at the Company's offices on or before October 7, 1997 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

                                          Donald A. Slichter
                                          Secretary

February 4, 1997
Santa Clara, California

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

PROXY                                                           PROXY

                            APPLIED MATERIALS, INC.

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MARCH 19, 1997. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby appoints James C. Morgan and Donald A. Slichter, or either of them, each with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Stockholders of Applied Materials, Inc., to be held on Wednesday, March 19, 1997, at 3:00 p.m. and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following:

                  (Continued and to be signed on reverse side)

    STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                            APPLIED MATERIALS, INC.

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

The Board of Directors recommends a vote FOR each of the listed proposals.

        1. ELECTION OF DIRECTORS                For     Withheld        For All
           M. Armscost, H. Dwight,                                      Except
           P. Gerdine, T. Kawanishi,
           P. Low, D. Maydan, J. Morgan,        [ ]     [ ]             [ ]
           A. Stein

           INSTRUCTION: To withhold authority
           to vote for any individual Nominee,
           write that Nominee's name in the
           space provided below.

           ___________________________________


        2. To approve the amendment to the      For     Against        Abstain
           1995 Equity Incentive Plan.
                                                [ ]     [ ]             [ ]

                THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE EIGHT NOMINEES FOR ELECTION AND FOR PROPOSAL 2. (Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                Dated: _________________________________________________


                ________________________________________________________
                Signatures: